Exhibit 99.3
FOR IMMEDIATE RELEASE

Contacts:
Leslie Tullio (Editorial)	1919 North Lynn Street
+1.571.303.5689	Arlington, Virginia 22209
ltullio@executiveboard.com	www.executiveboard.com

June Connor (Investor)
+1.571.303.6956
jconnor@executiveboard.com
CORPORATE EXECUTIVE BOARD & NYSE EURONEXT
ANNOUNCE STRATEGIC PARTNERSHIP

NYSE-Listed Companies Benefit from Access to Proprietary Insights on Corporate Performance and Investor Perspectives
ARLINGTON, Va. — Aug. 9, 2010 — The Corporate Executive Board (CEB) (NASDAQ: EXBD), a leading research and advisory services company, today announced it has entered into an alliance with NYSE Euronext (NYSE: NYX), the world’s leading and most liquid equities exchange group, that will offer NYSE-listed companies exclusive benefits drawn from CEB’s proprietary data and insights. It will also enable the NYSE to deliver deeper, more actionable business insights around corporate performance and investor perspectives to its listed companies.
“NYSE is pleased to partner with CEB to extend CEB’s thought-provoking, performance-focused programs to our listed companies,” said Scott Cutler, EVP and co-Head of U.S. Listing and Cash Execution, NYSE Euronext. “We view CEB as an authoritative provider of the types of data and tools, best practice research, and peer insights that our listed companies need to assess their relative valuation, communicate effectively with shareholders, and drive corporate performance.”
The CEB/NYSE relationship will focus initially on offerings from CEB’s Finance and Strategy Practice. NYSE-listed CFOs and heads of IR who are interested in CEB membership will be offered exclusive benefits, including the NYSE Market Valuation Diagnostic. The NYSE Market Valuation Diagnostic is a sophisticated analytical tool developed to meet the distinct needs of NYSE-listed companies. The tool combines a listed company’s historical performance, current valuation, and analyst estimates to provide a view of key valuation drivers and strategies for closing valuation gaps drawn from CEB’s deep analysis of corporate best practices.
“This alliance will help NYSE-listed companies drive corporate performance by arming them with actionable data and analysis,” said Thomas L Monahan, III, CEB Chairman and CEO. “We’re honored that the NYSE sees the value in CEB’s unique insights, and we’re confident that the partnership will be a great vehicle for introducing the power of CEB’s assets to more CFOs and their teams on a global basis.”
Beyond the exclusive membership offerings, NYSE will broaden its popular Digital Exchange webinar series to include CEB’s proprietary content. In addition, NYSE’s global CFO and investor relations roundtables and networking events will include CEB leadership, who will address emerging trends and issues.
CEB also announced today that it will transfer the listing of its common stock to the NYSE. CEB expects to begin trading on the NYSE on Aug. 20, 2010 using its current symbol “EXBD.” The company will continue to trade on the NASDAQ until the transfer is completed.

“We are thrilled to welcome CEB to the NYSE community where it will trade among the world’s most valuable and powerful brands,” Mr. Cutler concluded.
For more information about the CEB/NYSE partnership, please visit www.nyse.com. For more information about CEB investor relations, please click here.
About the Corporate Executive Board
The Corporate Executive Board drives faster, more effective decision-making among the world’s leading executives and business professionals. As the premier, network-based knowledge resource, it provides them with the authoritative and timely guidance needed to excel in their roles, take decisive action and improve company performance. Powered by an executive network that spans over 50 countries and represents more than 85% of the world’s Fortune 500 companies, the Corporate Executive Board offers the unique research insights along with an integrated suite of exclusive tools and resources that enable the world’s most successful organizations to deliver superior business outcomes. For more information, visit www.exbd.com.
About NYSE Euronext
NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company’s exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With more than 3,700 listed operating companies, NYSE Euronext’s equities markets — the New York Stock Exchange, NYSE Euronext, NYSE Amex, NYSE Alternext and NYSE Arca — represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world’s second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index, and is the only exchange operator in the S&P 100 index and Fortune 500. For more information, please visit: http://www.nyx.com.
###